Exhibit 10.2

300 Industry Drive – RIDC Park West, Pittsburgh, PA 15275
www. DicksSportingGoods.com	Main Phone: 724-273-3400 Main Fax: 724-227-1900
November 13, 2006
Mr. Randall K. Zanatta
Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN 55344
     Re: Employment Agreement
Dear Randy:
     Based on and in connection with the Merger Agreement, enclosed is your employment agreement (the “Employment Agreement”) with the Company that Dick’s Sporting Goods, Inc. (“Dick’s”) agrees to make effective as of the Closing. Please understand the effectiveness of the Employment Agreement (and your receipt of the compensation and benefits provided thereunder) is pre-conditioned upon the occurrence of the Closing under this exact Merger Agreement (at the Closing, Dick’s will execute and cause the Company to execute the Employment Agreement and thereafter it will become effective upon your execution thereof (which you are also agreeing to do at Closing)).
     Defined terms used herein that are not otherwise defined shall have the meaning ascribed to them in the Merger Agreement. The Merger Agreement is defined to mean the Agreement and Plan of Merger dated as of November 13, 2006 among the Company, Yankees Acquisition Corp. and Dick’s Sporting Goods, Inc., as executed on the date hereof, without amendment or modification. This letter shall terminate and be of no force and effect (i) if the Closing has not occurred by April 27, 2007, (ii) if the Merger Agreement is terminated in accordance with Section 7 thereof, (iii) if you are not an employee in good standing of the Company on the Closing Date and/or (iv) upon any amendment or modification to the Merger Agreement.
     This letter will only become effective upon us both executing it and it may be executed in counterparts.

Very truly yours,

William R. Newlin
Executive Vice President and
Chief Administrative Officer

November 13, 2006

I acknowledge that I have carefully read and fully understand all of provisions of this letter and the attached Employment Agreement and at the Closing I will automatically and without further consideration and/or inducement enter into the Employment Agreement and agree be bound by its terms and conditions at the Closing. I understand and acknowledge that my acceptance of this letter and my promises contained herein and under the Employment Agreement are a material Inducement for Dick’s to enter into the Merger Agreement and the transactions contemplated thereby.

ACCEPTED AND AGREED:

Name: Randall K. Zanatta
Date: Nov. 13th 2006
Attachment

cc:	Bruce Parker, Esq. Edward W. stack

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of February, 2007 by and among Dick’s Sporting Goods, Inc., a Delaware corporation (“Parent”) (as the parent entity of the Company), Golf Galaxy, Inc., a Minnesota corporation (the “Company”) and Randall K. Zanatta (the “Executive”).
WITNESSETH:
     WHEREAS, the Company retained the services of Executive pursuant to the terms of that certain Employment Agreement between Company and Executive dated December 31, 1997, as amended and restated on October 9, 2006 and pursuant to the terms of that certain Retention Agreement between Company and Executive dated December 31, 1997, as amended and restated on October 9, 2006, and any other agreements related to employment, retention, compensation or severance that Executive has with the Company (collectively, the “Prior Employment Agreement”);
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of November 13, 2006, by and among Dick’s Sporting Goods, Inc., a Delaware corporation (“Parent”), its wholly owned subsidiary Yankees Acquisition Corp., a Minnesota corporation (“Subsidiary”) and the Company (the “Merger Agreement”), Subsidiary merged with and into the Company with the Company as the surviving corporation (the “Merger”);
     WHEREAS, the Company desires to amend the terms of Executive’s employment pursuant to the terms of this Agreement;
     WHEREAS, following both the execution of this Agreement and at the Closing Date (as defined in the Merger Agreement), the Prior Employment Agreement shall terminate and be of no further force or effect and
     WHEREAS, defined terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
EMPLOYMENT AND TERM
     1.1 EMPLOYMENT. Upon the terms and subject to the conditions herein contained, the Company hereby employs Executive as President and Chief Executive Officer of the Company or in such other capacity as may be agreed upon by the Executive and by the Chairman and Chief Executive Officer of Parent, and Executive hereby accepts such employment.
     1.2 TERM. Except as otherwise provided in this Agreement, the term of this Agreement shall commence as of the Closing Date (as defined in the Merger Agreement, the “Closing Date”) and shall continue through and until the last day of the third fiscal year of Parent to end following the Closing Date, or until this Agreement is earlier terminated by either party pursuant to the terms hereof (the “Term”).
ARTICLE II
COMPENSATION
     2.1 SALARY. During the Term, as compensation for his services to the Company and as compensation for his post-employment restrictions, including, but not limited to, his confidentiality, non-competition and non-solicitation obligations provided in Article III of this Agreement, Executive shall receive an annual base salary in the amount of Three Hundred Fifty Five Thousand Dollars ($355,000), less standard income and payroll tax withholding and other authorized deductions (the “Base Salary”) payable in accordance with the Parent’s then normal payroll practices. The Base Salary shall be reviewed by the Chairman and Chief Executive Officer of Parent on the first business day of each fiscal year occurring during the Term (the “Review Date”) and in a manner consistent with the reviews of the President and Executive Vice Presidents of Parent, the first such review to take place during the first quarter of Parent’s 2007 fiscal year (the “Parent Fiscal Year 2007”) in accordance with Parent’s customary practices and as a result thereof the Chairman and Chief Executive Officer of the Parent may (but shall not be obligated to) increase the Executive’s Base Salary as of the Review Date by such amount as the Chairman and Chief Executive Officer of Parent deems appropriate; provided that, there shall not be any decrease in Base Salary after giving effect to any increase.
     2.2 BENEFITS. Executive shall be entitled to participate in any stock option plan, employee stock purchase plan, retirement savings plan, profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit plan which Parent and/or Company may from time to time make available to its salaried senior executives to the extent that Executive’s age, tenure and title (at the equivalent of the Executive Vice President level of Parent) make him eligible to receive those benefits. Any of such benefits may be modified or withdrawn by Parent in its discretion during the Term to the extent the same are withdrawn or modified or supplemented for other employees similarly situated.
     2.3 BONUS. During each full fiscal year of the Parent during the Term, beginning with Parent Fiscal Year 2007, Executive is entitled to an annual bonus opportunity equal to 0-150% of Executive’s Base Salary, with the target equal to 75% of Executive’s Base Salary (the “Incentive Bonus”), to be granted pursuant to and in accordance with the terms of Parent’s 2002 Stock Plan (the “Plan”), based on the achievement of annual performance goals established for the respective fiscal year that are weighted 75% for achievement of the performance goals of the Company (for Company senior management) and 25% for achievement of the performance goals of Parent (at the equivalent of the Executive Vice President level of Parent), all of which goals are established under the Plan and shall be determined at the same time and in accordance with the Parent’s customary practices with regard to such goals for Executive Vice Presidents of Parent (the “Performance Targets”). Subject to Section 4.5(a)(i) of this Agreement, the Incentive Bonus shall be deemed earned on the last day of each such fiscal year so long as this Agreement has not been terminated by Employee without Good Reason or by Company for Cause.
     2.4 STOCK OPTIONS. Parent shall grant to Executive a non-qualified stock option (the “Special Options”) to purchase up to 165,000 shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”) to be granted pursuant to and in accordance with the terms of the Plan and Parent’s standard form stock option agreement, which Special Options shall vest in three equal increments over three years, beginning on the first anniversary of the Closing Date. The date of grant of the Special Options under the Plan shall be November 16, 2006 (which date is 48 hours after the Parent’s earnings release has been made public for the quarterly period ending October 28, 2006) and therefore the exercise price per share of the Special Options shall be in accordance with the Plan the closing sale price for Parent common stock as quoted on the NYSE for November 15, 2006 as reported in the The Wall Street Journal). In any event, the vested portion of the Special Option shall be exercisable for five (5) years from the Closing Date, whether or not Executive is still employed by the Company. If after such five-year period Executive remains employed by the Company, the vested portion shall be exercisable in accordance with applicable periods set forth under the Plan. Executive agrees to execute any documents that are reasonably necessary to give effect to the forgoing. In addition, during the Term, Executive shall be eligible to receive grants of non-qualified stock options under the Plan consistent with annual grants made at the Executive Vice President level of Parent, which for all executives takes performance into account.
     2.5 RESTRICTED STOCK. Parent shall grant to Executive 75,000 shares of restricted Parent Common Stock (the “Restricted Stock”), to be granted pursuant to and in accordance with the terms of the Plan, pursuant to a restricted stock agreement containing customary terms and conditions and that meet the requirements of applicable law and the Plan. The date of grant of the Restricted Stock shall be the Closing Date. On the third anniversary of the Closing Date if Executive is still employed by the Company: (i) 37,500 shares of the Restricted Stock shall vest (the “Time Vested Restricted Stock”), and (ii) an additional 37,500 shares of the Restricted Stock shall vest, if and to the extent, that the performance targets of the Company as set forth on Schedule I hereto (the “Performance Target for the Vested Restricted Stock”) are met, in accordance with the vesting schedule attached hereto as Schedule I (the “Performance Vested Restricted Stock”).
     2.6 PAID TIME OFF. Executive shall be entitled to twenty (20) days Paid Time Off (PTO) per calendar year, which shall be prorated during any partial year during the Term. Any additional PTO that is unused as of the last day of the calendar year shall be forfeited. Any unused PTO shall be paid to Executive at termination.

     2.7 EXPENSES. The Company shall reimburse Executive for all reasonable expenses properly incurred by Executive in the discharge of his duties hereunder upon production of evidence therefor in accordance with Parent’s then current policy.
ARTICLE III
DUTIES OF EXECUTIVE
     3.1 SERVICES; DUTIES. Executive shall have the normal duties, responsibilities and authority of a President and Chief Executive Officer of the Company and shall faithfully and to the best of his abilities perform such duties and services reporting to the Chairman and Chief Executive Officer of the Parent. Executive shall devote Executive’s full time and best efforts to the business of the Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require. During the Term, subject to reporting to the Chairman and Chief Executive Officer of the Parent, the Executive will have the authority to run the day-to-day operations of the Company, consistent with past practice, using sound and reasonable business judgment and methods (as judged from the standpoint of a reasonably prudent person acting in golf retail industry in the capacity of the Executive and having the Executive’s years of knowledge and experience). This authority will be subject to applicable law and regulation, the Executive acting in good faith, the Company being operated pursuant to commercially reasonable and sound business practices (as judged from the standpoint of a reasonably prudent person acting in golf retail industry in the capacity of the Executive and having the Executive’s years of knowledge and experience), and the Executive’s fiduciary duties to the Company and its shareholder.
     3.2 CONFIDENTIALITY AND LOYALTY. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will produce and have access to trade secrets, materials, records, data and information not generally available to the public regarding the Company and Parent, their respective vendors, customers and affiliates (collectively, “Confidential Information”). Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not, directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent authorized in writing by the Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of Executive’s employment for any reason, Executive shall promptly deliver to the Company (i) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or Parent or which relate in any way to the business or practices of the Company and/or Parent, and (ii) all other property of the Company and/or Parent and Confidential Information which in any of these cases are in his possession or under his control.
     3.3 NON-COMPETITION AND NON-SOLICITATION.
          (a) Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has become familiar with the Company’s and Parent’s trade secrets and with other Confidential Information concerning the Company and Parent and that his services have been and shall be of special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the Term and for a period of two (2) years after his employment with the Company is terminated (the “Noncompete Period”), he shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, (i) any business or organization in the United States, Canada or Mexico that sells or markets golf equipment, apparel, accessories or services directly to consumers, whether through retail or direct marketing channels, including, but not limited to, via catalogs and/or the internet and/or (ii) any entity that owns and/or operates Big Box (as defined below) sporting goods retail stores within fifty (50) miles of where Parent or its subsidiaries operates such a store or stores, or has specific plans to open such a store within one year after the Termination Date (defined below), if the Employee had been informed of such store opening plans prior to the Termination Date, specifically including, but not limited to, The Sports Authority, Inc., Gart Sports Company, Gander Mountain/Holiday Companies, Bass Pro Shops and Cabela’s, Inc. and their respective successors and affiliates. “Big Box” means a store specializing in the sale of goods having at least twenty-five thousand (25,000) square feet of selling space dedicated substantially to the retail sale of hard and soft line sporting goods and apparel, including single stores, stores that are part of regional or nationwide chains, specialty stores, the internet and any other sales establishments otherwise meeting the foregoing definition (the entities defined in 3.3(a)(i) and (ii) each shall be referred to as a “Competitive Business”); provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. If, at the time of enforcement of this Article III, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Article III are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
               (b) Non-Solicitation. During the Term and for a period of two (2) years after the end of the Executive’s employment with the Company and/or Parent (the “Non-Solicit Period”), Executive shall not directly or indirectly, himself or through another person or entity (i) induce or attempt to induce any employee of the Company or Parent (or their affiliates) to leave the employ of the Company or Parent (or their affiliates), as applicable, or in any way interfere with the relationship between the Company and/or Parent and any employee thereof, (ii) hire, solicit for hire or participate in the solicitation or hiring of any person who was an employee of the Company or Parent at any time during the Term or the Non-Solicit Period or (iii) induce or attempt to induce any customer, supplier, manufacturer, licensee, licensor, franchisee or other business relation of the Company and/or Parent to cease doing business with the Company or Parent (or their affiliates), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and/or Parent (or their affiliates) (including, without limitation, making any negative or disparaging statements or communications regarding the Company and/or Parent).

               (c) In the event of the breach or a threatened breach by Executive of any of the provisions of this Article III, the Company and/or Parent would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company and/or Parent shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Article III, the Noncompete Period and the Non-Solicit Period shall be tolled until such breach or violation has been duly cured.
     3.4 PATENT AND RELATED MATTERS.
          (a) Disclosure and Assignment. Executive agrees to promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company and/or Parent (hereinafter referred to as “Developments”). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments.
          (b) Future Developments. As to any future Developments made by Executive which relate to the business, products or practices of the Company and/or Parent and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, Executive agrees to promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.
          (c) Limitation on Sections 3.4(a) and (b). The provisions of Sections 3.4(a) and (b) shall not apply to any Development meeting the following conditions:
(i)	such Development was developed entirely on Executive’s own time;

(ii)	such Development was made without the use of any Company and/or Parent equipment, supplies, facility or trade secret information;

(iii)	such Development does not relate (a) directly to the business of the Company and/or Parent, or (b) to the Company’s and/or Parent’s actual or demonstrably anticipated research or development; and

(iv)	such Development does not result from any work performed by Executive for the Company and/or Parent.

          (d) Assistance of Executive. Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company’s and/or Parent’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.
          (e) Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.
     3.5 UNDERSTANDINGS. Executive acknowledges and agrees that (a) he has carefully considered the restrictions contained in this Agreement and (b) the restrictions in this Agreement are reasonable and will not unduly restrict him in securing other employment in the event of termination.
     3.6 REMEDIES. Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Executive consents to the issuance of an injunction by any court of competent jurisdiction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.
     3.7 SURVIVAL. The obligations of this Article III shall survive the expiration or termination of this Agreement and/or termination of Executive’s employment for any reason.
ARTICLE IV
TERMINATION
     4.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company and Parent shall have the right to terminate the employment of Executive upon the occurrence of any of the following events (which events shall constitute “Cause” for termination):
          (a) Executive shall commit any breach or violation of any of Executive’s representations or covenants under this Agreement, which breach continues for a period of ten

(10) days following notice thereof from the Company (except in the event of a breach of any provision of Article III, which shall require no notice to Executive prior to termination);
          (b) Executive shall willfully and continually fail to substantially perform Executive’s duties with the Company (other than due to incapacity resulting from physical or mental illness) which failure has continued for at least thirty (30) days following receipt by Executive of written notice specifying the failure to substantially perform;
          (c) Executive shall willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, which injurious conduct has continued for at least thirty (30) days following Executive’s receipt of written notice specifying the injurious conduct and offering Executive the opportunity to explain the conduct of the Chairman and Chief Executive Officer of the Parent;
          (d) Executive shall, in the performance of Executive’s duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to, or engage in any act of fraud or theft against, the Company or Parent;
          (e) Executive shall violate or willfully refuse to obey the lawful and reasonable instructions of the Chairman and Chief Executive Officer of Parent, provided that such instructions are not in violation of this Agreement;
          (f) Executive shall become disabled during the Term (Executive shall be deemed to be disabled if Executive is eligible to receive disability benefits under any long-term disability plan that Parent may then have in effect, or, if no such plan is then in effect, Executive shall be deemed to be disabled if Executive is unable to perform the material functions of his position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period;
          (g) Executive shall die during the Term of this Agreement; or
          (h) The completion of the Term.
          An act or failure to act is considered “willful” if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. If the employment of Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a), (b) or (c) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company. In the event of termination for “Cause”, Executive shall not be entitled to any severance payments or any other payments under this Agreement.
     4.2 TERMINATION BY COMPANY FOR ANY OTHER REASON. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Section 4.1, upon thirty (30) days notice to Executive. Such termination shall be effective upon the expiration of such 30 day period. In the event of termination by the Company for any reason not constituting “Cause” (as defined above), Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.
     4.3 TERMINATION BY EXECUTIVE FOR GOOD REASON. Notwithstanding anything contained in the Agreement to the contrary, Executive shall have the right to terminate his employment at any time for “Good Reason”. “Good Reason” shall exist if any of the following events or conditions occurs:
          (a) a material change in Executive’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment of Executive to a position which requires Executive to relocate permanently to a site outside of the Minneapolis-St. Paul metropolitan area; the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of employment for Cause, as a result of permanent disability (as defined above), as a result of Executive’s death, or by Executive other than for Good Reason; or
          (b) any material breach by the Company of any provision of this Agreement.
In the event of termination of employment by Executive for Good Reason, Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.
     4.4 TERMINATION BY EXECUTIVE. Executive shall have the right to terminate his employment under this Agreement for any reason upon sixty (60) days (or such longer period of time as may be mutually agreed by the parties) prior written notice to the Parent. In the event of termination by Executive for any reason not constituting a termination for “Good Reason” (as defined above), Executive shall not be entitled to any severance payment or any other payments under this Agreement.
     4.5 SEVERANCE PAYMENTS.
          (a) If during the Term, Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason, the Company shall pay to Executive the Base Salary through the date of Executive’s termination of employment with the Company (the “Termination Date”). Notwithstanding any amount of time remaining in the Term, Executive shall be entitled only to the following:
     (i) Lump sump payments equal to (A) two (2) times the Executive’s then-current Base Salary, less standard income and payroll tax withholding and other authorized deductions, payable within five (5) business days after the expiration of the revocation period set forth in the Release Agreement (as defined in Section 4.5(c) of this Agreement), plus (B) two (2) times the Incentive Bonus (less standard income and payroll tax withholding and other authorized deductions) for the fiscal year of Parent in which the termination occurred and payable based on the actual achievement of the

Performance Targets for such fiscal year if, and to the extent, such Performance Targets for such fiscal year are achieved (payment will be made at the same time as the Parent makes payment of such bonuses to other similarly situated employees as the Executive); and
     (ii) Except for medical and dental benefits (which in the case of medical and dental benefits the Company shall pay the Executive’s COBRA Premiums for eighteen (18) months (this payment by the Company will run concurrently with the benefit continuation period provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA)) from the Termination Date), to the extent permitted by Parent’s and/or the Company’s benefit and/or welfare plans, during the twenty-four (24) month period from the Termination Date (the “Severance Period”), the Company shall continue on behalf of Executive (and Executive’s dependents and beneficiaries), life insurance, disability insurance and any/all other benefits which were being provided to Executive at the time of termination of employment and the expense shall be allocated between the Company and Executive on the same basis as prior to Termination Date. The benefits provided pursuant to this Section 4.5(a)(ii) shall be no less favorable to Executive than the coverage provided to Executive under the plans providing such benefits at the time notice of termination was given to or by Executive. The obligation of the Company under this Section 4.5(a)(ii) shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent Executive’s benefit plans, in which case the Company may reduce the coverage of any benefit it is required to provide Executive under this Section 4.5(a) as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to Executive, than the coverage required to be provided under this Section 4.5(a). This Section 4.5(a) shall not be interpreted so as to limit any benefits to which Executive (or Executive’s dependents or beneficiaries) are entitled under any of the Company’s Executive benefit plans, programs or practices following Executive’s date of termination of employment. The provision of continued benefits to Executive under this Section 4.5(a) shall not deprive Executive of any independent statutory right to continue benefits coverage pursuant to Sections 601 through 606 of Executive Retirement Income Security Act of 1974, as amended. If Parent’s and/or the Company’s benefit and/or welfare plans (other than medical and dental) do not permit such benefits to be given to Executive for the twenty-four (24) month period from the Termination Date, Executive shall receive, in lieu thereof, an amount in cash equal to the actual cost then paid by Parent and/or Company for such benefits for the Executive individually (as measured at the time of the Termination Date) for the time period equivalent to twenty-four (24) months less the time period for which Executive received benefits pursuant to Parent’s and/or the Company’s benefit and/or welfare plans after the Termination Date. In addition, in order to provide the Executive with the equivalent of twenty-four (24) months of medical and dental coverage, Executive shall receive an amount in cash equal to six (6) months of COBRA Premiums. “COBRA Premiums” mean the cost of post-employment continuation of medical and dental coverage (if then provided by the Company and/or Parent) substantially equivalent to that coverage which was provided to Executive as an employee on the Termination Date.

          (b) Notwithstanding the Term, if, prior to the third anniversary of the Closing Date, Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason: (i) Executive’s rights to exercise the Special Options granted by Parent pursuant to Section 2.4 of this Agreement and held by Executive upon termination of employment shall immediately vest resulting in the Special Options becoming immediately exercisable, and (ii) any unvested portion of Executive’s Time Vested Restricted Stock held on the Termination Date shall immediately vest. Notwithstanding the Term if, prior to the third anniversary of the Closing Date, Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason, any unvested portion of Executive’s Performance Vested Restricted Stock held at the Termination Date shall vest (x) only when and to the extent that the Performance Target for the Vested Restricted Stock for the three-year period have been met as set forth on Schedule I hereto and/or (y) only, and to the extent, that as of the Termination Date, the Company is then on target to achieve the Performance Target for the Vested Restricted Stock (measured at the Termination Date). In addition, if Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason, pursuant to and in accordance with the terms of the Plan, all of Executive’s then-vested stock options (other than the Special Options which are governed by this Agreement) at the Termination Date shall be exercisable for ninety (90) days following the Termination Date or as otherwise set forth in the Plan after which time the options shall expire, except as otherwise provided in Section 4.5(d) as to the Assumed Options (as defined below).
          (c) Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to the severance pay and benefits described in this Section 4.5 only if (i) on or within thirty (30) days following Executive’s Termination Date Executive signs and does not rescind a release agreement in the form of Exhibit A attached hereto (the “Release Agreement”), (ii) Executive fully complies with his confidentiality obligations under Section 3.2 herein, (iii) Executive fully complies with his non-competition and non-inducement obligations under Section 3.3 herein, and (iv) Executive fully complies with his disclosure and assignment obligations under Section 3.4 herein. Executive further understands and agrees that if he does not sign the Release Agreement, if he rescinds the Release Agreement after signing, or if he does not fully comply with the confidentiality, non-competition, non-inducement, and/or disclosure and assignment requirements of Sections 3.2, 3.3 and 3.4 herein, he will not be entitled to the severance pay or benefits described in Section 4.5 and will be obligated to return any severance pay and/or benefits already received.
          (d) If Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason, then all of Executive’s employee stock option(s) granted under the Company’s stock option plan prior to the date of the date of the Merger Agreement which become Assumed Options (as defined in the Merger Agreement (i.e., are converted in accordance with the Merger Agreement to become exercisable for Parent Common Stock)) and held by Executive at the Termination Date shall vest upon the Termination Date and result in such Assumed Options becoming exercisable for the period specified in the section of the respective Company option agreement(s) relating to the vesting of such options in the event of termination of employment, or, if no period is specified, then for six (6) months from the Termination Date after which time the option(s) shall expire, provided however, that any such Company option agreement may not be amended or altered in any way without Parent’s prior written consent.
     4.6 PAYMENT OF COMPENSATION. Notwithstanding anything in this Agreement or elsewhere to the contrary:
          (a) If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Article IV requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.
          (b) If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.
     4.7 SURVIVING RIGHTS. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.
     4.8 NO DUTY TO MITIGATE. Payments due to Executive following his termination of employment are not conditioned upon Executive’s attempting to mitigate his losses by seeking other employment or taking other action, and Executive shall be under no obligation to do so.
ARTICLE V
SETTLEMENT BY ARBITRATION
     5.1 ARBITRATION. The Company and Executive agree that any claim or controversy arising out of or relating to this Agreement, including but not limited to the making of it or the alleged breach of it, and any alleged violation of any right created by statute, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such claim or controversy. If, notwithstanding, such claim or controversy cannot be resolved, the Company and Executive agree that any claim or controversy will be settled by arbitration in the City of Minneapolis, Minnesota, in accordance with the provisions of this Agreement, and the arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The award rendered pursuant to such arbitration shall be final, binding and conclusive as to the Company and Executive, and judgment upon such award may be entered without notice and enforced in any court having jurisdiction. Costs of arbitration (excluding the costs of each party’s own counsel or advisors) shall be borne equally by the Company and Executive. Notwithstanding the foregoing, the Company shall have the right to submit any claim against Executive arising out of any provision of Article III hereof to any court of competent jurisdiction in Hennepin County, Minnesota, in lieu of seeking arbitration pursuant to this Section.
ARTICLE VI
GENERAL PROVISIONS
     6.1 NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:
(a) If to the Company, to:
Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN 55344
ATTN: President
With a copy to:
Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, PA 15275
ATTN: Chief Administrative Officer
(b) If to the Parent, to:
Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, PA 15275
ATTN: Chief Administrative Officer

(c) If to Executive, to:
Randall K. Zanatta
4721 White Oak Court
Eagan, Minnesota 55122
     6.2 NO CONFLICTION OBLIGATIONS. Executive represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.
     6.3 WAIVER, MODIFICATION OR AMENDMENT. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as set forth above. Executive agrees to execute any documents and/or instruments that are reasonably necessary to give effect to the forgoing.
     6.4 ENTIRE AGREEMENT. This Agreement contains the complete and entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, between the parties with respect to such subject matter hereof.
     6.5 INTERPRETATION. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.
     6.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to its principles of conflict of laws.
     6.7 ASSIGNMENT. Executive acknowledges that Executive’s services are unique and personal. Accordingly, Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company, Parent and any respective successor or permitted assignee, and may be assigned by the Company and/or Parent to any purchaser of all or substantially all of the Company’s and/or Parent’s business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive’s consent.

     6.8 CAPTIONS AND HEADINGS. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.
     6.9 SHARE ADJUSTMENT. Subject to any required action by the shareholders of the Company, the number of shares covered by any award described herein shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar transaction involving the Parent Common Stock. Such adjustment shall be made by the Parent’s Board of Directors, whose determination in that respect shall be final, binding and conclusive.
     6.10 PRIOR EMPLOYMENT AGREEMENT. Effective on the date of this Agreement, the Prior Employment Agreement shall be of no further force and effect and the Company shall have no liability or obligations to Executive thereunder, and shall be superseded and replaced in its entirety by this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

GOLF GALAXY, INC.

By:	/s/ John Wolfe	/s/ Randall K. Zanatta
Name:	John Wolfe	Randall K. Zanatta
Title:	Vice President and Secretary

PARENT:

DICK’S SPORTING GOODS, INC.

By:	/s/ William R. Newlin

Name:	William R. Newlin
Title:	Executive Vice President and Chief
Administrative Officer